EXHIBIT 99.1

DISH Network Statement

ENGLEWOOD, Colo, March 2, 2012: DISH Network issued the following statement today regarding its DBSD/TerreStar license transfers.

“Although we are disappointed that the FCC did not grant the integrated service and spare satellite waivers that DISH requested, we appreciate the cooperative spirit and diligent efforts of the Commission and its staff in reviewing our applications. We worked hard to demonstrate that the grant of those waivers was in the public interest, and we wish that we had been successful.  We believe that the denial of those waivers will delay the advancement of some of President Obama’s and the FCC’s highest priorities – namely freeing up new spectrum for commercial use and introducing new mobile broadband competition. As we review our options, we will continue working with the FCC on the forthcoming 2 GHz Notice of Proposed Rulemaking (NPRM) to achieve those goals as expeditiously as possible. DISH is committed to helping the Administration and the FCC solve the existing spectrum crunch, and DISH believes that new competition is particularly critical given the expanding world of bit caps and restrictive data plans. We expect to close the DBSD and TerreStar transactions as soon as practicable.”

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About DISH Network
DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 13.967 million satellite TV customers, as of Dec. 31, 2011, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network's subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Media Contact: Aaron Johnson, (720) 514-5351, press@dish.com